Exhibit 99.1

FOR IMMEDIATE RELEASE

Smith & Wesson Brands, Inc.

Announces Election of Michelle J. Lohmeier to Board of Directors

SPRINGFIELD, MA., (7/17/2023) – Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI), a U.S.-based leader in firearm manufacturing and design, today announced that Michelle J. Lohmeier has been appointed to the company’s board of directors. This appointment further strengthens the board’s expertise and breadth of experience.

“We are delighted to welcome Michelle to the Smith & Wesson board of directors,” said Robert L. Scott, Chairman of the Board. “She brings substantial experience serving on other public company boards of directors, and her experience working for companies in heavily regulated industries, including aerospace and defense, will be a tremendous asset to Smith & Wesson.”

Mark P. Smith, President and Chief Executive Officer of Smith & Wesson, added: “Michelle is an excellent addition to our board, and we look forward to her contributions as we work together to support the company in achieving our goals.”

“I am honored to join the Smith & Wesson board,” said Ms. Lohmeier. “I look forward to working with Bob, Mark, and the board on the continuing growth and success of this iconic brand.”

Ms. Lohmeier is a former senior advisor to the CEO of Spirit AeroSystems Holdings, Inc. She previously served as SVP and General Manager of Airbus Programs at Spirit AeroSystems until her retirement in 2019. Prior to joining Spirit AeroSystems, she held a number of senior positions with Raytheon Company, including VP of the Land Warfare Systems product line at Raytheon Missile Systems. Ms. Lohmeier is currently a member of the board of directors of Mistras Group, Inc. and Kaman Corp. She holds a bachelor’s degree and a master’s degree in systems engineering from the University of Arizona.

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For Media Inquiries:

Dave O’Connor

Media - Partnership Relations Manager

media@smith-wesson.com

About Smith & Wesson Brands, Inc.

Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality handgun, long gun, and suppressor products to the global consumer and professional markets under the iconic Smith & Wesson® and Gemtech® brands. The company also provides manufacturing services including forging, machining, and precision plastic injection molding services. For more information call (844) 363-5386 or visit smith-wesson.com.

Smith & Wesson, names and logos are trademarks of Smith & Wesson Inc. in the United States and other countries. © 2023 Smith & Wesson Brands, Inc. All rights reserved.